Exhibit 99.1

Calyxt® Reiterates 2019 Guidance and Gives Business Update During June 25 Investor Day

MINNEAPOLIS-ST. PAUL, Minn.--(BUSINESS WIRE)--June 25, 2019--Calyxt, Inc. (NASDAQ:CLXT), a healthy food ingredients company, will host an Investor & Analyst Day at the Company’s headquarters on Tuesday, June 25, 2019. During the event, the Company will reiterate its 2019 financial guidance and give a business update covering the following points:

  Affirmation of 2019 guidance:
    Projected FY 2019 revenue of $7-8 million
    Projected FY 2019 cash burn of $3-3.5 million per month
    Projected FY 2019 working capital of $2-3 million financed internally
  Announcing more than one dozen customers for soybean meal and Calyno™ oil
  Currently sold out of meal, with planned additional crush in July
  Landus Cooperative represents future revenue opportunity on meal sales
  Calyno™ oil is marketed through Sysco Foods, the previously announced broadline foodservice distributor
  Grower planting progress of Calyxt High Oleic Soybean is in line with industry average

The presentation materials are available on www.calyxt.com/investors and a replay of the business presentation will be available on June 26, 2019.

About Calyxt
Calyxt is committed to making the food you love a healthier choice. The care we take extends beyond nutritional value. We partner with farmers and food companies to deliver traceable plant-based products developed to be healthier and more sustainable than their conventional counterparts. We use cutting edge plant breeding techniques to develop products that help improve diets by reducing bad fats, allergens and toxins. Today oil from our high oleic soybean plants has lower saturated fats than commodity soybean oil. We are also developing high fiber wheat designed to provide an excellent source of daily fiber when incorporated into wheat-based foods. We continuously pursue innovation to deliver good food that is good for you.

Calyxt is located in Roseville, MN, and is listed on the Nasdaq market (ticker: CLXT). For further information please visit our website at www.calyxt.com.

Calyxt®, Calyno™ and the corporate logo are trademarks owned by Calyxt, Inc.

Forward Looking Statements
This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts

Media
Trina Lundblad, Communications Director
Phone: +1 612-790-0514
email: trina.lundblad@calyxt.com

Investor Relations
Simon Harnest, VP Corporate Strategy and Finance
Phone: +1 646-385-9008
email: simon.harnest@calyxt.com